EXHIBIT 2.8


                                    TERM NOTE


$2,000,000                                              As of September 16, 1998

1.    DEFINITIONS

1.1   In this Promissory Note:

      (a) "Company" means ITC Canada Limited, a body corporate, incorporated under the Companies Act of Nova Scotia;

      (b) "Debenture" means the collateral demand debenture issued by the Company to NSBDC as collateral security for its obligations to NSBDC under this Note;

      (c) "NSBDC" means Nova Scotia Business Development Corporation, a crown corporation of the Province of Nova Scotia and/or the holder in due course of this Note;

      (d) "Note" means this Note which has been created and issued pursuant to the provisions of the Principal Agreement;

      (e) "Principal Agreement" means the agreement between NSBDC and the Company evidenced by an offer from NSBDC to the Company dated September 16, 1998 and accepted by the Company on September 22, 1998 under the terms of which, inter alia, the Company agreed to issue this Note to NSBDC and NSBDC agreed to purchase this Note from the Company;

      (f) "Principal Amount" means the sum of two million dollars ($2,000,000) Canadian funds.

2.    PAYMENT - INTEREST

2.1 FOR VALUE RECEIVED, the Company hereby promises to pay to NSBDC or order, interest at the rate of 8% per annum on the Principal Amount advanced and outstanding from time to time computed from the respective dates of such advances, calculated half-yearly, not in advance, as well after as before maturity and after as well as before default on the last day of the month in which any portion of the Principal Amount is advanced and thereafter on the last day of each succeeding month so long as any of the Principal Amount remains outstanding and the balance then accrued and outstanding to be paid on the date of repayment in full of the Principal Amount.

2.2 If the Company defaults in the payment of any interest which becomes due and payable at the time appointed for payment, compound interest shall be payable monthly for the sum or sums in arrears from time to time, as well after as

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before maturity and after as well as before default at the rate  aforesaid,  and if the interest and compound interest is not paid within six (6) months from the time of default, a rest shall be made, and compound interest at the rate aforesaid shall be payable on the aggregate amount then due, as well after as before maturity, and so on from time to time.

3.    PAYMENT -PRINCIPAL AMOUNT

3.1 FOR VALUE RECEIVED the Company hereby acknowledges itself indebted to and promises to pay to or to the order of NSBDC the Principal Amount by 20 installments of $100,000 each payable on the last day of March, June, September and December in each year commencing March 31, 1999 to and including December 31, 2003.

4.    PREPAYMENT

4.1 If the Company is not in default under this Note, the Company may prepay the whole or from time to time any part of the Principal Amount outstanding in reverse order of maturity without penalty or interest bonus.

5.    ADVANCES AND PAYMENTS

5.1 Advances of the Principal Amount will be made from time to time at the discretion of NSBDC in accordance with the terms and conditions of the Principal Agreement and the entries on the records of NSBDC shall be prima facie evidence of the aggregate Principal Amount advanced and outstanding from time to time under this Note and of the Principal Payment Commencement Date

5.2 All payments to be made by the Company to NSBDC shall be made at the offices of NSBDC at 1800 Argyle Street, 6th Floor, World Trade & Convention Centre, PO Box 519, Halifax, Nova Scotia, B3J 2K7.

6.    DEFAULT

6.1 Upon the occurrence of any of the following events of default, the Principal Amount and all accrued and unpaid interest shall, at the option of NSBDC, become immediately due and payable without presentation, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company:

      (a) if the Company defaults in the payment of the Principal Amount or interest on this Note when due; or

      (b) if the Company fails to perform any of its obligations undertaken in favor of NSBDC pursuant to the Principal Agreement, the Debenture or this Note or any agreements, indentures or notes supplemental thereto or any other agreements or evidences of indebtedness between the Company and NSBDC; or
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      (c)   the occurrence of an event of default under the Debenture; or

      (d) if the Company should discontinue its operations in the normal course of business in the Province of Nova Scotia.

7.    GOVERNING LAW

7.1 This Note shall be interpreted in accordance with and governed by the laws of the Province of Nova Scotia and, for such purposes, the Company hereby irrevocably consents and submits, both as to person and subject matter, to the jurisdiction of the courts of Nova Scotia and to the entry of any judgment rendered in any proceedings therein.

      IN WHEREOF the Company has caused its corporate seal to be hereunto affixed and this Note to be signed by its proper officers duly authorized in that behalf.


SIGNED, SEALED AND DELIVERED              ITC CANADA LIMITED
      in the presence of


  /s/  Robert G. MacKeigan                Per: /s/  Wendy G. Berney
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  Witness

                                          Per: /s/  Phillip Read
                                               --------------------